Exhibit 99.1

Party City Appoints William S. Creekmuir to its Board of Directors

ELMSFORD, N.Y., March 7, 2016 — Party City Holdco Inc. (the “Company” or “Party City”) (NYSE: PRTY), the leading vertically integrated party goods company in North America, announces the appointment of William S. (“Bill”) Creekmuir as a new board member effective March 2, 2016.

Jim Harrison, CEO of Party City Holdco Inc. said “Bill brings to Party City’s Board of Directors more than 25 years of successful executive leadership and a wealth of experience in both publicly traded and private equity owned companies. His strategic insights will be invaluable as we continue to make progress in executing our growth strategy. I am thrilled to welcome Bill to our board and look forward to working with him.”

Bill is the President of Atlanta, GA based Pinnacle Search Partners, LLC. Prior to his current role, he was Executive Vice President and Chief Financial Officer of Simmons Bedding Company and was Executive Vice President and Chief Financial Officer of publicly traded LADD Furniture, Inc. His earlier years were spent with Big Four accounting giant KPMG where he was ultimately named Partner, and held responsibilities in both the United States and Ireland.

Bill is a graduate of the University of North Carolina at Chapel Hill and is a CPA. He serves on a number of Advisory Boards, holding the position of Chair of the Advisory Board to the Martha and Spencer Love School of Business at Elon University, Trustee and Audit Committee Chair at Holy Innocents’ Episcopal School, and Director of the Sandy Springs, GA/Perimeter Chamber of Commerce.

About Party City

Party City Holdco Inc. (the “Company” or “Party City Holdco”) is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 900 specialty retail party supply stores (including approximately 180 franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Source: Party City Holdco Inc.

Contact Information

Deborah Belevan, VP of Investor Relations

(914) 784-8324

InvestorRelations@partycity.com